Exhibit 99.4

All transactions listed below relate to sales of Common Stock of Central Garden & Pet Company on November 2, 2004 by Pennington Partners, L.P.

Shares  Price  Shares Beneficially Owned After Transaction
78  36.15  45,936
309  36.11  45,627
463  36.08  45,164
386  36.07  44,778
251  36.06  44,527
445  36.05  44,082
1,004  36.04  43,078
809  36.03  42,269
692  36.02  41,577
2,367  36.01  39,210
3,235  36.00  35,975
386  35.98  35,589
309  35.97  35,280
491  35.96  34,789
973  35.95  33,816
1,188  35.94  32,628
780  35.93  31,848
2,362  35.92  29,486
778  35.91  28,708
528  35.90  28,180
78  35.89  28,102
232  35.87  27,870
386  35.86  27,484
154  35.85  27,330
78  35.84  27,252
77  35.83  27,175
154  35.82  27,021
77  35.79  26,944
77  35.78  26,867
77  35.77  26,790
232  35.76  26,558
77  35.75  26,481
309  35.70  26,172